Exhibit (m)(iv)

Distribution and Service Fee Agreement

THIS AGREEMENT, dated as of October 1, 2013, is made by and among ALPS Portfolio Solutions Distributor, Inc., a Colorado corporation having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (the “Distributor”), and The Select Sector SPDR® Trust, a Massachusetts business trust (the “Trust”) having its principal place of business at One Lincoln Street, Boston, Massachusetts 02111.

WHEREAS, the Trust is a registered open-end management investment company organized as a series trust offering a number of portfolios of securities (each a “Fund” and collectively the “Funds”) as set forth in Appendix A, each investing primarily in equity securities selected to reflect the performance of a specified securities index, having filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form N-lA (Registration No. 333-57791; 811-08837) under the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Board of Trustees of the Trust (the “Board”) has adopted individual plans of distribution for each Fund (each a “12b-l Plan” or “Plan” and collectively, the “Plans”) pursuant to Rule 12b-1 under the 1940 Act and may make payments to the Distributor pursuant to such Plans, subject to and in accordance with the terms and conditions thereof and any related agreements;

WHEREAS, the Trust and the Distributor have entered into a Distribution Agreement dated as the date hereof (the “Distribution Agreement”), pursuant to which: (i) the Trust will, with respect to each Fund, pay to the Distributor all fees and expenses pursuant to the terms of the Plans in effect for each respective Fund; and (ii) the Distributor has agreed to, among other matters, undertake certain duties and pay certain fees and expenses as set forth in the Distribution Agreement;

WHEREAS, pursuant to the Plans, each Fund is authorized to pay fees, in the amounts and on the terms set forth in the Plans, that collectively will not exceed, on an annualized basis, 0.25% of each Fund’s average daily net assets for purposes of Rule 12b-1, subject to any limitations approved by the Board;

WHEREAS, the Board has limited each Fund’s payment of fees under its respective Plan and may change such fee limit from time to time (“Current 12b-1 Fee”);

WHEREAS, the Distributor is entitled to receive from each Fund, as set forth in Section 4 of the Plans, the Distributor’s Fee, the 12b-1 Administration Fee and a remainder of fees (“Remainder Fees”), which shall not in the aggregate exceed the Current 12b-1 Fee, whereby the Remainder Fees shall be used by the Distributor as set forth in the Plans, including payments to ALPS Fund Services, Inc. (“ALPS”) pursuant to the Marketing Agreement dated as of October 1, 2013 between the Trust and ALPS;

Exhibit (m)(iv)

WHEREAS, with respect to the 12b-1 Administration Fee, the Distributor is entitled to receive under the Plans the following fees based on Aggregate Net Assets (as defined in the Plans):

0.01% on assets up to $1 Billion

0.0075% on assets over $1 Billion and up to $2.5 Billion

0.005% on assets over $2.5 Billion and up to $5 Billion

0.0025% on assets over $5 Billion

WHEREAS, the Trust and an affiliate of the Distributor formerly serving as distributor (the “Former Distributor”) previously agreed to lower 12b-l Administration Fees, which the Trust has been paying to the Former Distributor, and the Distributor and the Trust desire to memorialize such 12b-1 Administration Fees;

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1. The Parties agree that, in addition to the Distributor’s Fee of $225,000 per annum, a pro rata portion of which is allocated to each Fund, the Former Distributor has in the past received, and the Distributor shall continue to receive, the following fees based on Aggregate Net Assets (as defined in the Plans) as the 12b-1 Administration Fee instead of (and in full satisfaction of) the 12b-1 Administration Fee set forth in the Plans, subject to annual review and approval by the Board:

0.0075% on assets up to $1 Billion

0.0050% on assets over $1 Billion and up to $2.5 Billion

0.0025% on assets over $2.5 Billion

This Agreement will remain in effect as long as the Plans and the Distribution Agreement are in effect, unless otherwise amended and modified by the Parties in writing.

2.	Term and Termination.

This Agreement shall be effective as of the date first set forth above, and unless terminated as provided herein, shall continue from its effective date, and thereafter from year to year, provided such continuance is approved annually by the vote of a majority of the Board of Trustees, and by the vote of those Trustees who are not “interested persons” of the Trust and, if a plan under Rule 12b-1 under the 1940 Act is in effect, by the vote of those Trustees who are not “interested persons” of the Trust and who are not parties to such plan or this Agreement and have no financial interest in the operation of such plan or in any agreements related to such plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on the approval. This Agreement may be terminated at any time, without the payment of any penalty, as to each Fund (i) by vote of a majority of the Independent Trustees or (ii) by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, on sixty (60) days prior written notice to ALPS. In addition, this Agreement may be terminated at any time by ALPS upon sixty (60) days prior written notice to the Trust. This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph, the terms “assignment” and “interested persons” shall have the respective meanings specified in the 1940 Act.

Exhibit (m)(iv)

3.	Limitation of Liability.

The Declaration of Trust dated June 10, 1998, as amended, establishing the Trust, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name The Select Sector SPDR Trust means the Trustees from time to time serving (as Trustees but not personally) under such Declaration of Trust. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

4.	Miscellaneous.

(a)	Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

(b)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction.

(c)	Severability. If any provision of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in full force and effect. Invalid provisions shall, in accordance with this Agreement’s intent and purpose, be replaced, to the extent legally possible, by valid provisions in order to effectuate the intended economic results of the invalid provisions.

(d)	Assignment. This Agreement may not be assigned and shall automatically terminate in the event of its “assignment” as defined in the 1940 Act or upon a change of control of ALPS.

(e)	Amendment. This Agreement may be amended by mutual written consent, provided that the Trust’s consent to any material amendment to this Agreement requires the approval provided for in Section 2 above and in paragraph (b)(4) of Rule 12b-1 under the 1940 Act.

(f)	Notification of Parties. Any notice or other communication required or permitted to be given pursuant to this Agreement shall be deemed duly given if addressed and delivered, or mailed by registered mail, postage prepaid, to (1) ALPS Portfolio Solutions Distributor, Inc., 1290 Broadway, Suite 1100, Denver, Colorado 80203 Attention: General Counsel; and (2) The Select Sector SPDR Trust, c/o State Street Bank and Trust Company, P.O. Box 5049, Boston, Massachusetts 02206-5049, Attn.: Legal Department.

Exhibit (m)(iv)

IN WITNESS WHEREOF, the parties hereto have caused to be duly executed this Agreement as of the day and year written above.

The Select Sector SPDR® Trust

By:	/s/ Ellen M. Needham

ALPS Portfolio Solutions Distributor, Inc.

By:	/s/ Thomas A. Carter
Thomas A. Carter, President

Exhibit (m)(iv)

Appendix A

FUND	Symbol
The Materials Select Sector SPDR Fund	XLB
The Health Care Select Sector SPDR Fund	XLV
The Consumer Staples Select Sector SPDR Fund	XLP
The Consumer Discretionary Select Sector SPDR Fund	XLY
The Energy Select Sector SPDR Fund	XLE
The Financial Select Sector SPDR Fund	XLF
The Industrial Select Sector SPDR Fund	XLI
The Technology Select Sector SPDR Fund	XLK
The Utilities Select Sector SPDR Fund	XLU